  Exhibit 99.1

C O R P O R A T E P A R T I C I P A N T S

Robert Fink, FNK IR, LLC

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ananda Baruah, Loop Capital Markets

Thomas Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings and welcome to Park City Group Fiscal Third Quarter 2020 Earnings Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. Should you require Operator assistance during the conference, please press star, zero to signal an Operator. Please note, the conference is being recorded.

It is now my pleasure to introduce your host, Rob Fink with FNK IR. Mr. Fink, you may begin.

Robert Fink

Thank you, Operator, and good afternoon, everyone.

Thank you for joining us today for Park City Group’s Fiscal Third Quarter 2020 Earnings Call. Hosting the call today are Randy Fields, Park City Group’s CEO and Chairman, and John Merrill, Park City Group’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. Park City Group Management are subject to risks and uncertainties which could cause actual results to differ from those forward-looking statements. Such risks are fully discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risk. Park City Group does not assume any obligation to update information combined in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today’s call. Investors can visit the Investor Relations section of the Company’s website at parkcitygroup.com to access this press release.

With all that said, I’d now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Rob, and good afternoon, everyone.

The last several conference calls, we have focused on three core messages:

First, we shifted our business to prioritize recurring revenue over nonrecurring revenue. This has not changed and the trend continued in the March quarter as the year-over-year declined in revenues was largely from nonrecurring revenue. While we experienced delays in supply chain customer implementations and slower Tier 2 expansion due to COVID-19, we offset a portion of this customer driven slowdown with modest growth in our existing base of recurring revenue and increases in MarketPlace revenue.

Second was our focus on strengthening our balance sheet. As I have said before, our customers demand it. This effort is critically important as PCG and a global economy face the disruption and uncertainty associated with the pandemic. Preservation and survivability are more vital now than ever before.

Third was our focus on growing the network. We will not waver. However, that effort took a backseat in this quarter. We remain laser focused on growing our network. As you might expect, many of our target customers were busy with pandemic-related disruption and not able to focus on our offerings. There were other customer priorities in an environment none of us have ever experienced before. I’m optimistic that we will see new and expanded opportunities as our customers and the consumers shift from triage and panic to stabilizing the supply chain and resume some sense of normalcy.

I am confident that the grocery industry will focus on how to avoid these challenges in the future. When will normalcy resume? What is the new normal? It’s anyone’s guess. In the meantime, I believe our customers, both large and small, demand partners who will assist them through these uncertain and volatile times. I also anticipate they will be much more selective, working with companies to position themselves financially to weather the storm.

While our profitability and cash generation declined in the quarter on a sequential and year-over-year basis, the pandemic significantly impacted the grocery supply chain and how our customers do business. This situation may be short-term in nature. Nonetheless, the services and peace of mind we provide our grocery customers and U.S. consumers has never been more vital, particularly when it comes to what we do: food safety compliance and supply chain visibility.

In early March 2020, as the depths of the pandemic unfolded, we took steps to reduce costs. As I have said before, it takes $17 million a year to run this place, absent MarketPlace. In response, we made a defensive decision to tighten our belt and reduce cash operating spend to less than $16 million, absent MarketPlace. Some of these expenditures ceased naturally as a result of projects that were completed or we halted, less business travel given the pandemic related shut down, cancellation of tradeshows, and lower commission due to lower revenue.

Keeping our employees safe, we focused on other cost areas whereby we took a more aggressive approach. This included, but was not limited to, professional fees, consultants, software and maintenance contracts, and across-the-board general overhead reduction. Although no assurances can be given, this may reduce our monthly cash expenses by $100,000 per month.

Also, in March, we launched our FoodSourceUSA program. This unique online platform utilizes our proprietary data to provide the Department of Defense with information so they can proactively address chronic imbalances in the food supply chain caused by COVID-19 and prepare for other crisis situations in the future.

This enables the DoD to visualize shifting surplus food in one part of the country to another where such food may see a low supply. As Randy will explain in more detail, we view our position in the grocery industry as a public trust, helping to preserve food safety and adequate supplies in the largest subset of the economy. This is a prime example.

Our MarketPlace offering is another example. MarketPlace revenue was up 66% in the March quarter. Most of that increase took place in the last few weeks of March. This was the result of our customers needing all sorts of hard to find items such as gloves, masks and other items to facilitate stay at home and work from home mandates, such as chest freezers, web cameras, microphones, portable Bluetooth speakers and other such items. Our ability to connect retailers with new suppliers helped our customers meet unprecedented demand quickly and safely. As we have said, MarketPlace generates lower margins than the other parts of our business. This revenue mix contributed to our reduced profitability. But this is a vital service that strengthens our value with our customers.

Turning to the numbers. We generated $2.3 million in cash from operations for the first nine months of Fiscal 2020. This compares to $3.5 million that we generated in the first nine months of the prior year. Total cash as of March 31, 2020 was $17.9 million, down 5.3% sequentially from the $19 million at December 31, 2019. On March 17, we halted our stock buyback program for the foreseeable future.

Deferred revenues for the comparable period decreased by 11% or $213,000 due to delays and implementations and completed contracts. Our accounts receivable increased sequentially by 13% from $4 million to $4.5 million as our grocery customers and their suppliers opted to use cash to order product, stocking shelves and keeping the supply chain moving.

In the third quarter of Fiscal 2020, total revenue was $4.63 million, down 7% from $5 million in the same quarter in 2019. Recurring revenue grew 5% to $4.2 million for the third quarter of Fiscal 2020, up from $4 million in the same quarter of Fiscal 2019. Year-over-year recurring revenue as a percentage of total revenue increased from 80% to 90%. Year-to-date, Fiscal 2020 total revenue decreased from $16.5 million to $14.3 million for the first nine months of Fiscal 2020, down 14% from the same period of Fiscal 2019. It should be noted that last year’s nine-month revenue include $2.9 million of nonrecurring one-time revenue, most of which did not occur in the nine months ending March 31, 2020.

Recurring revenue for the first nine months of Fiscal 2020 grew 4.3% from $11.8 million in Fiscal 2019 to $12.3 million in the same period of Fiscal 2020. Recurring revenue for the first nine months of Fiscal 2020 as percentage of total revenue increased from 71% in Fiscal 2019 to 86% in Fiscal 2020.

In the third quarter of Fiscal 2020, total operating expenses were $4.4 million, an increase of $408,000 or 10%, from $4 million in Q3 of 2019. This increase is largely a result of higher costs associated with MarketPlace, higher depreciation associated with our 2019 cap ex spend, and an increase in costs associated with telecommuting due to the stay-at-home mandate.

Total operating expenses for the first nine months of Fiscal 2020 increased to $13.3 million versus $12.8 million, up 4%. As I have discussed previously, absent MarketPlace costs, our fixed operating expenses are approximately $17 million per year to operate our business. We anticipate reductions to offset the three sales positions we hired in Q2 to accelerate our Tier 2 initiative and maintain net neutral expenses for Fiscal 2020.

In the third quarter of Fiscal Year 2020, net income to common shareholders was $125,000 or $0.01 per diluted share, compared to $921,000 or $0.05 per diluted share in the year ago quarter. The decrease in net income to common shareholders, largely a result of the decrease in one-time revenues of approximately $500,000, lower than anticipated implementation fees due to customer disruption, higher MarketPlace costs, increase in depreciation and amortization, additional sales staff, and costs associated with the stay-at-home mandate.

On the year-to-date basis, net income to common shareholders for the first nine months of Fiscal 2020 was $674,000 or $0.03 per diluted share compared to $3.3 million or $0.16 per diluted share in the year-ago period. The year-to-date decrease in net income to common shareholders was largely the result of lower one-time revenues of $2.7 million, higher MarketPlace costs and higher depreciation and amortization due to our 2019 capital expenditures for our data center.

Under the current stock buyback authorization, we repurchased 157,616 shares of common stock at an average price of $5.10 per share in the March 2020 quarter for a total of $803,000. To date, we have repurchased a total of 499,786 shares of common stock at an average price of $5.28 per share for a total of $2.6 million. As I mentioned earlier, as the pandemic unfolded, we halted our repurchase efforts on March the 17 and we do not plan to repurchase any additional stock in the near term.

As previously stated, the Company holds no treasury stock. The stock purchased under the buyback plan is retired from issuance and hence reduces the total amount of common stock outstanding. Since May 2019, the Company’s reduced its total net capitalization by 2%. The total amount remaining under the buyback plan for purchasing retirement of common shares in the existing repurchase plan if or when it resumes, is approximately $1.4 million.

At this point, I will pass the call over to Randy.

Randy.

Randy Fields

Like everyone, we found ourselves in a unique and challenging position this quarter with the pandemic disrupting the way we do business. It impacted our customers, both large and small. It also impacted our employees with uncertainty and distraction. Thankfully, we were already largely a remote-based organization with very strong collaboration, so the transition to a virtual environment was actually relatively smooth.

We’re fortunate that we are in the grocery supply chain. Many nonfood retailers have faced abrupt and significant disruptions to their business, including, for some, literally a total halt to revenues. Our grocery store customers faced a different set of challenges, including new steps required to keep employees and customers safe. Indeed, the grocery industry may be the only industry to experience more muted consequences to the economic challenges all of us are facing.

The worse things get economically, the more things become discretionary, but certainly not food. The supply chain challenges we’ve been talking about for years are now at the top of everyone’s mind. Anyone who’s been in a store in the last two weeks knows that some things like toilet paper and certain cleaning supplies are fully out of stock and in addition to that, even some of the basics and essential ingredients for cooking and baking at home are equally out of stock. Other items are way over supplied.

Indeed, the supply chain is being challenged unlike ever before, and we’re in the middle of that. Food safety is critical, even in more critical times of disruption and crisis. Compliance, although it remains critical, we’re finding our sales cycle has been extended due to near-term emergencies. We think this will only last a short while as our customers deal with the immediacy of addressing the pandemic-induced challenges.

This will change as our customers adapt to the new normal and the supply chain ultimately follows, but while uncertainty and volatility exist in the short term, we think the long-term changes frankly favor us and our abilities. We are not peripheral to the food supply chain, we are essential. As John alluded, our customers rely on our data and our efforts to help them navigate these uncharted waters. To be sure, this wasn’t a great quarter in terms of building out the network with our Tier 2 initiatives. Our customers are focused, obviously, in their complete resource allocation and attention to responding to the pandemic. Our efforts though will restart sooner rather than later and we’ll begin to add many more Tier 2’s to our system.

As John said, what we do represent a public trust. We see our role as a critical part of making sure the grocery supply chain continues to function smoothly, with safe food, a stream lined compliance system that doesn’t create headaches or overwhelm anyone with paperwork and a platform to effectively connect suppliers with retailers and retailers with suppliers.

In an important way, this pandemic has reinforced how significant we are to the whole of the ecosystem. Our customers know this now, frankly, more than ever. Our position with our customers up and down the supply chain has been reinforced and we will continue to improve our strong competitive advantage once the normalcy returns.

To underscore how essential we are to the grocery supply chain, I’d like to point out a few significant facts and I suspect you may never have thought of us in this context. One, more than half of all U.S. food safety audits are done on our platform. We are certainly the largest compliance network in the world. These two parts of our business are critical to keeping the food that all of us eat safe. The Department of Defense thought we were essential in helping to address the systemic food supply imbalances. In other words, it’s not just our opinion, it’s the government’s opinion that thinks that what we know and what we can do is important.

Finally, our platform enables buyers and sellers of perishable goods in supermarkets and mass merchants to get paid. Without us, suppliers don’t get paid and things like milk, bread, soda, snacks and other perishable food will not be sold to the extent that it is in the grocery industry, and certainly would be much harder to source. In a sense, we’re vitally important to the safety and availability of important foods in the supermarket supply chain. Our customers and consumers therefore actually depend on us. That is an important mantel and we don’t take it lightly. In fact, it’s the definition of a public trust. We must protect the business to maintain that trust and we are.

But like everyone, our business has experienced disruptions due to the pandemic. In this new environment, recurring revenue, obviously, is increasingly important. This ties back to sustainability and predictability of our business for our customers and having a large growing base of recurring revenue certainly helps me to sleep at night.

The revenue this quarter incidentally was completely related to non-recurring revenue that occurred last year. As the environment stabilizes, we are still positioned for year-over-year recurring growth and total topline growth now that we’ve reduced nonrecurring revenue as much as we have. While this pandemic reinforced the importance of out of stocks to our customers, the challenges they face right now are well beyond our out of stock offering. The lack of essential items such as eggs and toilet paper were not due to an oversight or minor changes in buying patterns, it was due to a line of customers around the block, buying up supplies. I have no doubt that as things begin to return to a more normal, retailers will be thinking about how to avoid out of stock interruptions in the future and our offering will gain more traction.

Looking to the future, our customers require as part of their continued trust in us that we maintain profitability and a strong balance sheet. Without financial stability, they could easily lose confidence and that would create ripples in the supply chain, not just with us, but literally across the entire food supply chain. In view of this need for us to remain strong, we’ve cut costs out of the business, decreasing our risk, increasing our comfort and therefore hopefully our customer’s comfort. We lack good temporary visibility, everyone does. Decision-making is slower and the implementation ability of our customers is reduced as they deal with their supply chain, labor problems, etc., and basically all of these woes that are brought upon them by the pandemic on a day-to-day basis.

In the intermediate term, we’ve reinforced our positive relationship with our customers. We’ve demonstrated to them over and over again our value. We are essential and we really mean that. Without us, food would be less safe and harder to find. As a result, I believe we have many more opportunities for our services and to our customers when the pandemic is over.

With that, I’d like to open the call for questions. Operator.

Operator

Thank you. At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. If at any time you wish to remove your question from the queue, please press star, two. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions.

Our first question is from Ananda Baruah with Loop Capital Markets.

Ananda Baruah

Hi, Randy, John, good afternoon.

Glad to hear that you guys sound like you’re safe and you’re doing well and that’s good. It sounds like you guys—it looks like you guys had good execution this quarter as well, so congratulations on that.

Randy, a couple things if I could. You made a comment a moment ago and I just want to make sure I’m understanding it accurately, about all the growth this quarter, all the revenue this quarter, the magnitude of it being recurring. Could you just tease that out a little bit Because it also seems like you did really well with MarketPlace and I think of that as being distinct from the recurring. I just want to make sure that I’m understanding your comment accurately.

Randy Fields

Good, okay, Ananda, thank you. The way (inaudible) and I think Management looks at the business is this. We have three components. One is an old and fading component, which was licensing and services. That has been decreasing substantially over the course of the last year. The other piece of the business that we consider to be the most important piece is the recurring revenue subscription type business. That part of our business is growing; in other words, it went from $4 million in prior year to about $4.2 million in the current quarter. We then have the MarketPlace and the MarketPlace, yes, was definitely up substantially in the quarter, especially in the last few weeks.

Going forward, as the old licensing services piece of our business fades and we’re pretty close to having pushed that behind us, now what happens is you have two significant pieces of business. The recurring piece which is growing and the MarketPlace which at the moment also appears to be growing and growing at a pretty rapid rate. If anybody goes back a couple of years, that’s really where we wanted to be. Now that we’ve got that third piece, the tail of the business, the licensing, etc., one-time stuff behind us, it feels as if, going forward, those two pieces should both do very well.

Did that help?

Ananda Baruah

It did. Yes, Randy, that’s great. That’s very thorough. My next question then is are you—if I’m understanding all the math accurately, does that mean that you stand a really good chance of generating year-over-year revenue growth in the June quarter, this current quarter? Given that the recurring revenue seems like it would get you almost back to flat, June quarter last year and then my hunch is you get some incremental MarketPlace this quarter. Something like that. I just want to ask that question. Then I have a follow-up as well.

Randy Fields

Okay, yes, let me see if I can help again. Here’s how we see things. In the current quarter last year, one year ago, same quarter that we just finished, we had about $500,000 other than MarketPlace of one-time revenue. If you look at our revenue this quarter, you can quickly see that we did better than the number that you would expect from simply removing that one-time revenue, which is what we did. In other words, there was growth in the quarter and as we look out, it’s really, Ananda, it is—the environment we’re in is, what do I say, it’s once-in-a-lifetime for sure.

We have a high degree of uncertainty. We’re managing the business conservatively, but we feel as if just the way the numbers now are rolling out, we’ve achieved the reduction in one-time revenue well ahead of the plan. We would’ve guessed it would’ve taken nearly two years, and now it would appear that it’s largely behind us at end of a single year. We feel pretty good because our recurring revenue is continuing to grow and improving, that’s our focus. You don’t have to be Einstein to figure out that helping people, which MarketPlace, if you remember, was intended to do, is to find those things that are hard to find and that are emergency fills, if you will. You can probably figure out that MarketPlace is experiencing some growth here. Both pieces going forward feels very good at the moment. That’s about the most that I can say, given the uncertainty.

Ananda Baruah

That’s super helpful, Randy. Then my last one for now and I’ll cede the floor and jump back in the queue, it sounds like—this is just based on some of the prepared remarks. Sounds like licensing and services, at least in March, began to see the impact of businesses, some were having friction out of being shut down, things like that. It sounded—well, actually, what I would love is any context, can you—is that accurate assessment Then, can you give us some sense of what April and the first couple weeks of May have looked like with regards to licensing and services Really, what I’m wondering is if things in March really began to impact that, April and May, did they look a lot like March in that business? Right now.

Randy Fields

Yes, I think the answer really is this, is that the environment is making it easier for us to reduce one-time revenue. In other words, historically our customers who had been buying licenses now obviously would like to conserve cash. That makes it much better for us, much easier to convert that into non-licensing or recurring revenue. It’s gotten easier, we feel good about it, and I’m not sure there’s much else to say, but I think the world now is in cash conservation mode and that bodes well for recurring SaaS revenue versus licensing revenue.

Ananda Baruah

Okay, that’s great, that’s really helpful. Thanks.

Randy Fields

You bet.

Operator

Our next question is from Thomas Forte with D.A. Davidson.

Thomas Forte

Great, so Randy and John, I’m glad to hear you’re doing well. Stay safe.

I have four questions; I’ll go one at a time. First one is, Randy and John, how should we think about the opportunity for you to add aisles for your stand-based trading efforts from existing retailers?

Randy Fields

Well, in a way this—the whole supply chain now is up in the air, meaning I think there’s an opportunity to help reshape as we come out of this situation, reshape how retailers and their suppliers think about our scan-based trading, our out of stock initiatives, etc. We feel very good. We’ve actually seen a modest amount of expansion and interestingly, more interest on the part of our existing customers in terms of thinking about these kinds of problems.

Again, the uncertainty is high, Tom, needless to say, but as the supermarket segment stabilizes, if you will, you’re going to see we think more interest in how do we fix this problem that got terrible in the last two months How do we fix this out of stock problem? How do we watch the explosion of our balance sheets

Here’s something to think about. Historically, 15 years ago the supermarket industry would have had two to three months of inventory on hand in warehouses, etc. As it leaned out the inventories over the last 10 years, hopefully reducing the cost of capital, they now caught themselves in a short inventory position. We think as they begin to envision a future, that scan-based trading feeds into that just perfectly and certainly our out of stock work.

We feel really good about where the world is for us right now in that respect. The uncertainty though is high.

Thomas Forte

Okay, then my second question is you touched upon this in your prepared remarks. It’s the opportunity for MarketPlace to address out of stocks and basics, such as hand sanitizer and toilet paper. My question is, why not, why can’t the MarketPlace address those situations

Randy Fields

Well, you’re asking a very interesting question and as the Management team talks to each other, certainly, some of that has moved into our domain. As hard as we’ve resisted it, people have come to us to help them source some of these difficult things like hand sanitizer and that kind of stuff. You’re spot on. The question is, do we want to try and stay in that space, etc.? I think I’d mentioned in a previous call, by this summer we wanted to be able to make a decision about MarketPlace and its ongoing role. Obviously, something is happening out there. Do we know if this is a permanent change Because we certainly established, and I think it’s fair to say, we’re establishing more new relationships in MarketPlace and as you know we are maniacal about our execution. We want our customers to feel like, my god, these guys are the best at whatever we do, and we’re maintaining that standard.

We’re moving into that space very gently, Tom. Again, so long as our execution remains as good as it has, we’ll probably stay the course.

Thomas Forte

Okay, and then for the third one of the four, I wanted to go big picture. Randy, I’d love to hear your thoughts on the implications of COVID-19 when it comes to China’s role in the global food supply chain.

Randy Fields

Yes, that’s a—that’s a really, really good question. Let me back up one step because there’s a cross current going on. The cross current is this, is that if you go back to the theory of supply chain that began about 20 years ago with Just in Time Inventory, etc. and Just in Time Manufacturing, people linked in their supply chains. They leaned out their inventory levels, even though the cost of capital has fallen dramatically. You could argue maybe that wasn’t such a smart idea, and they lengthened the distance and therefore time over which replenishment could take place. Much of that ended up in Asia. You would be amazed at how much of our canned goods, for example, come from Southeast Asia.

What’s terribly clear to everyone in our industry—in the food industry, is maybe that was not—maybe that was not a great set of decisions. I suspect several things are likely to happen. This is just our theory. It’s a working theory and candidly, it benefits us, so I’m guessing there is a bias in it. I don’t feel the bias. I think it just might be there. People single sourced their products. I think that’s going to go away. I think people will now multi-source their products in the event that a supplier can’t fulfil. I think you’re going to see a lot of stuff that’s in China come back and really for a couple of reasons. The distance has been a problem. The interruption has been a problem. We see it with a number of our customers that the supply chain, not just over the distance, but as you know, when the Chinese were at their peak of their COVID experience, they almost closed their ports. Lots of product on the ocean ended up being much delayed and I think all of these were negative experiences. Not so much just about China, but about the distance problem and the dependency on the slow freight system.

We’re seeing people beginning to address whether moving all of this offshore was worth it. There were certainly cost advantages, but the question is, in retrospect, was it worth it On the other hand, that says I think there’s pressure here in in the U.S., and even in food, to shorten the supply chain, begin to be, I don’t want to use the term self-sufficient because I don’t know that’s right, but more stuff produced in the U.S. I think is definitely going to happen. Interestingly, though, we’ve had a great deal of interest. We don’t know where it’ll lead, no promises here, but we are exploring ReposiTrak compliance management opportunities outside the U.S. We are looking carefully at Mexico and frankly in China. Again, no promises about how that might unfold.

On the one hand, foreign countries are looking to our standards and systems. On the other hand, I think the U.S. food supply chain is going to become more U.S. dependent than foreign dependent over time.

Thomas Forte

Great, so my last one and then I’ll get back in the queue because I might have one or two more. How should we think about the financial health of your ecosystem, Tier 1 and Tier 2 suppliers and bad debt risk?

Randy Fields

Yes, that’s another good question. I suppose if there is a place to be, in general, it’s where we are. Food has always been considered to be defensive. As I said in my remarks, it’s absolutely true. You may cut out your discretionary spending, but you will not cut out food. Food-related activities, the food—retail food system is doing well. It’s experiencing, obviously, how do you expand, how do you keep product on the shelf It’s a high-class problem in many respects. Having said that, because of how they’re doing their purchasing, there’s clearly a pressure for everyone to strengthen their balance sheets.

The consequence of everybody’s strengthening their balance sheet is that we’re seeing our receivables move out a bit. We’re seeing some smaller companies who are more discretionary spend have trouble. Here’s an example, we do some work in cut flowers in grocery stores. Again, you don’t have to think too hard to realize, well that part of the business is probably soft for the flower guys, and that’s a true statement. Some of those are seen contractions in their business. I think our receivables are very conservative. We do reserves, we’re pretty comfortable that bad debt is not going to be a growing problem for us, but we’re approaching it conservatively.

John, anything you want to add to that?

I guess that’s a no from John.

Operator

Our next question is a call from Ananda Baruah with Loop Capital.

Ananda Baruah

Hey, thanks, guys. Appreciate it. Just a clarification for John around OpEx. John, did I hear you accurately that you said net neutral OpEx for Fiscal ‘20 and then that ends June or at this quarter. Given the dynamics are somewhat unpredictable right now, what’s the responsible way to think about OpEx for at least the beginning of Fiscal ’20, or how are you guys thinking about it?

John Merrill

Yes, I mean, some of the projects were completed, and so that’s natural. Obviously, no one’s travelling right now, that will come back. We’ve done some belt-tightening and gone through every line item on our P&L to reduce the spend that I think could be about $100,000 a month going forward. As I said, as far as a net neutral increase absent MarketPlace, because obviously that has a lower margin, I do believe we’ll be net flat for the year.

Ananda Baruah

Can we think of that,all things equal, that kind of run rate going into Fiscal ‘21?

John Merrill

I think it will be lower because you’re only picking up three months of the fourth quarter and certain contracts will expire, certain things that we’ve implemented. Cost-cutting will start in July or August or September or October, but on an average over the forward 12 months, not making a prediction, but based on our numbers, you’ll see about a reduction of $1.2 million absent MarketPlace costs going forward.

Ananda Baruah

Okay, that’s helpful. It sounds like—can you guys, particularly once you get the cost reductions really kicked in, can you guys—are we talking about a cash neutral situation with you guys? Meaning are the levels that you’re going to be at very sustainable It seems like the recurring revenue is going to be pretty sticky. It almost feels like you could have flat revenue sequentially through this thing because of the recurring base you’ve put in. What I’m wondering is, I get the receivables are stretching out, but if you can—this is super rough, if you’re offsetting that relatively speaking with cost reductions and just belt-tightening, can you guys be cash neutral or are there other moving parts that we should worry about? Or not worry about, but be aware of.

Randy Fields

You’re asking a really tough—you’re asking a tough question. Let’s go back—let me—I’m going to dance around it, Ananda. Be prepared. It is important to our customers—to our customers because of this public trust issue, that we be a profitable company, that we be a cash flow positive company and that we have a strong balance sheet. It’s really significant to think about the fact that billions and billions a year of product couldn’t get paid for, couldn’t get invoiced if we didn’t exist.

We’ve always talked about the need for the strong balance sheet, now in a way more than ever. Our customers want us to be secure. Want us to be here, want to be sure they can lean on us and we think there is an opportunity in the current environment that compliance is going to become very important. That more of our supply chain activities will be absorbed by our existing customers and new customers and MarketPlace should be obvious.

We think that we want it to be better than neutral. We’ve reduced our expenses significantly. We’re watching every nickel and I think it’s fair to say if we were only neutral, Management would be disappointed. How’s that for dancing? I think you get it.

Ananda Baruah

That’s pretty good and what I realized—and I just want to make sure that I’m not being too opaque in my use of the word neutral. Current cash flows, free cash flow run rate, I guess is what I’m talking about, current cash generation run rate, I’m using that in terms of neutral, meaning maintain current levels despite going into a macro challenge dynamic is what I’m talking about. Just to clarify that.

Randy Fields

Yes, you’re—we’re comfortable that—that’s really the goal. By reducing our cash spend and by having our recurring revenue growing, if you subtract one from the other, it puts us in a shape that our customers will want us to have.

Ananda Baruah

Yes, got it.

Randy Fields

Was I being too indirect?

Ananda Baruah

No, no, that’s great. That’s very helpful.

Randy Fields

That was an important decision by the Board and Management that we had to be in a place where our customers were not worried. They shouldn’t be worried. The cost now of the Company, the ongoing cash cost after the reductions, etc., is clearly below the anticipated rate of recurring revenue.

Ananda Baruah

Yes. That’s great. Thanks, I appreciate all the context.

Randy Fields

Oh, you bet, absolutely.

Operator

Our next question is a follow-up from Thomas Forte with D.A. Davidson.

Thomas Forte

Great, so last two for me. First, Randy, it seems like COVID-19 has been a catalyst for online grocery. Would you agree and what are the implications of that for Park City Group

Randy Fields

We certainly agree, but it’s more mixed than I think most people think about, because it hasn’t been a terrific experience for customers trying to do it. Meaning, in many cases they couldn’t get a delivery slot, etc. Now remember, a core aspect of our business is maintaining inventories, meaning literally the inventory counts in the direct store delivery business. About 30% of the sales inside of a supermarket are products that get to the store, direct store delivery.

The issue really is somebody goes online and wants to order milk or whatever and the fact is that those inventories tend not to be correct. There’s a great opportunity for us to expand our footprint and hopefully we’ll be able to take advantage of that, so that the online orders become more efficient. In other words, by count, less than 25% of all online orders are properly filled without substitution. If that were a manufacturing business, they would be broke.

The reality is the online ordering issues are enormous and we can help get that straightened out. Both the out of stock problem and—what’s the value of the inventories in terms of counts are right in our wheelhouse. Online ordering will grow; it’ll probably shrink, actually, to a certain extent, as percentage of sales when COVID is gone. It’ll almost certainly won’t go back to where it was, it’ll be higher, but what we do is needed more than ever to help people keep accurate counts of what’s on the shelf. Again, we feel good about where we’re positioned.

Thomas Forte

Great, last question from me. With a strong balance sheet and cash flow generation, I would imagine you have a lot of opportunity on the M&A front. Where would you—how would you characterize your current M&A strategy

Randy Fields

Well, candidly, the last six to eight weeks, we’ve been heads down in execution looking at the projects that we could wrap up, etc. There’s still a couple of ongoing things that are critically important to us going forward in terms of our own technology. We feel like the current environment probably creates some opportunities because of the financial pressure lots of people will be feeling. Our eyes are open and were something to come along, we would certainly want to be able to take advantage of that.

Thomas Forte

Good. All right, thank you for taking my questions. Stay well.

Randy Fields

Thank you.

Operator

Ladies and gentlemen, we have reached the end of the question-and-answer session and we’re out of time for today’s call. Park City Group thanks you for your time and participation. You may disconnect your lines at this time.